For Immediate Release

Colombia Energy Resources, Inc. Announces Departure
of Chief Operating Officer Graham Chapman

SAN FRANCISCO, CALIFORNIA. November 17, 2011 – Colombia Energy Resources, Inc. (OTCBB: CCPF.OB; OTCBB: CERX.OB), (the “Company” or “CCPF” or “CERX”) formerly known as Colombia Clean Power, Inc. announced today that Graham Chapman, the Company’s Chief Operating Officer, will leave the company to pursue a CEO opportunity effective January 10, 2012. Mr. Chapman will continue with the Company through his departure date.

”I’m excited to be pursing the opportunity to be CEO of a Mongolian based coal producer, which has long been a goal of mine. I have certainly enjoyed the time I’ve spent in Colombia with Colombia Energy Resources, Inc.,” stated Mr. Chapman. “I firmly believe that the depth and experience of the management team leading the Company, combined with the high quality coal resources, positions CERX exceptionally well to achieve its goal of becoming a leading consolidator of metallurgical coal in Colombia.”

”We are grateful to Graham for lending his tremendous talent and experience to the Company as we have developed our business plans and goals here in Colombia,” stated Ron Stovash, CEO. ”Throughout his time with CERX, he has been instrumental in executing our business strategy.  We are glad that Graham will continue to work with us as we search for his replacement and we wish him great success in his pursuits in Mongolia.”

About Colombia Energy Resources, Inc.
Colombia Energy Resources, Inc. (OTCBB: CERX.OB) is exploring coal deposits and developing coal mines at Company controlled mining concessions along with developing coal coking operations, utilizing advanced technologies, in the Republic of Colombia. The Company currently controls 9 mining concessions underlying 25,000 acres of land. The Republic of Colombia is the world's tenth largest producer and sixth largest exporter of coal. It also has the largest reserve base in South America with an estimated 7 billion metric tons ("MT") of recoverable reserves and 17 billion MT of potential reserves.

The Company is focused on metallurgical coal exploration and development activities. We plan to import international mining best practices and proven, advanced and environmentally-friendly coke processing technologies to Colombia as we become a leading consolidator in the Colombian metallurgical coal market.

The Company's team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S. and Colombia with a breadth of experience in coal mining and clean coal technologies as well as substantial industry relationships.

For more information, visit www.ColombiaEnergyResources.com

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This release contains forward-looking statements regarding Colombia Energy Resources, Inc. future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, fluctuations in coal and energy prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Colombia Energy Resources, Inc. undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Daniel Carlson
Email:  dcarlson@colombiacleanpower.com
Telephone +1 (415) 460-1165

www.colombiaenergyresources.com

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SOURCE: Colombia Energy Resources, Inc.